Exhibit 99.1

TapImmune Releases Positive Interim Data on Phase I Clinical Trial in HER2/neu+ breast cancer. Results Meet Management’s Highest Expectations.

March 3 2014, Seattle WA, TapImmune Inc. (OTCQB: TPIVD) is pleased to report that analysis of the interim data from the first set of patients in a Phase I clinical trial show that each of the patients have raised specific T-cell immune responses against a set of naturally processed HER2/neu Class II antigenic epitopes.  The Phase I trial is being carried at the Mayo Clinic, Rochester, MN.

Importantly, this immune response data supports our contention that immune responses to our proprietary Class II antigens should be found in up to 84% of the patient population, making this potentially applicable to a much wider spectrum of patients when compared to other HER2/neu therapies; for example, Roche’s Herceptin®. Herceptin, a $6+B per year drug (2013) and the current standard of care for this patient population treats less than 20% of the HER2/neu+ breast cancer patient population, leaving a very large market opportunity for a TapImmune vaccine approach.

Glynn Wilson, TapImmune CEO said, “This is the second positive endpoint in the on-going study and when taken together, the promising data currently presented along with the earlier reported interim safety analysis are tremendously encouraging and provides a clear scientific rationale for progressing to a Phase II Clinical Study.”  Moreover, Dr. Wilson stated that “The success in the current Clinical Trial supports the Company’s three pronged therapeutic approach augmenting the ability of Class I killer T-cells to kill by enhancing the biological activity of relevant Class II T-helper cells along with augmenting the fundamentals of antigen presentation, making this one of the most comprehensive therapeutic vaccines in clinical development.”

Dr. Keith Knutson, Director Cancer Vaccines and Immune Therapies Program, Vaccine & Gene Therapy Institute of Florida, this trial’s Principal Investigator, further commented that “The finding of specific immune responses in all patients has confirmed expectations that our approach is well reasoned, capable of reaching a broad population of breast cancer patients and is amenable to other HER2/neu indications such as colorectal and ovarian cancers.  We are extremely pleased with the results thus far and expect to advance these studies to a Phase II Clinical Study in the near future.”

Earlier the company had reported that the first endpoint to demonstrate safety on these patients was met.

In the current analysis of the first six patients, immune responses were stimulated against the HER2/neu antigens corresponding to T-cell epitopes mapping directly to both external and internal domains of the HER2/neu protein. Five patients showed immune responses against all four epitopes while one patient had immune responses to 3 epitopes. The use of these epitopes, discovered by Dr. Keith Knutson as naturally processed subdominant epitopes from breast cancer patient samples, illustrates an important focus of our vaccine development strategy, namely, to identify and amplify naturally occurring patient immune responses to cancer antigens.

Ultimately, TapImmune’s therapeutic approach is designed to stimulate a long-lived Killer T-cell (CD8+, Class 1 HLA) mediated immune response resulting from the concomitant stimulation of one or more Helper T-Cell (CD4+ Class 2 HLA) responses.  In contrast, Herceptin®, a monoclonal antibody directed to an external domain only of the HER2/neu protein, is not designed or intended to stimulate a Killer T-cell response. Furthermore, we believe that the use of TapImmune’s candidate HER2/neu vaccine composition(s) could be expanded to include indications where there is a large market opportunity and unmet need, such as ovarian and colorectal cancers.

TapImmune is sponsoring this Phase I study and has an Exclusive Option to License the antigen technology at the end of Phase I.   These studies are being conducted in breast cancer patients who have finished standard Herceptin®-based therapy and are at a high risk of disease recurrence.

About TapImmune Inc.

TapImmune Inc. is an immunotherapy company specializing in the development of innovative vaccine technologies for the treatment of cancer and infectious disease. The Company’s vaccine compositions, peptide or nucleic acid-based, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by the modulation of TAP (Transporter associated with Antigen Processing). The Company believes that its vaccine compositions may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer: This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements